CONTACT:
Michael Archer
Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces a 10% Increase
in its Fourth Quarter 2019 Dividend
CAMDEN, Maine, December 17, 2019 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.33 per share, an increase of $0.03 per share, or 10%. This quarterly payout results in an annualized dividend yield of 2.93% based on the December 16, 2019 closing price of the Company's common stock at $45.05 per share as reported by NASDAQ. The dividend is payable on January 31, 2020 to shareholders of record on January 15, 2020.
"We are pleased to announce a dividend increase of 10% to our shareholders," said Dufour. "Our consistent and solid earnings continue to generate sufficient capital levels. As we balance capital needs and generation of shareholder value, we believe it's the right time to increase our return of capital to shareholders."
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $4.5 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, ME. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 61 banking centers, 24/7 live phone support, 71 ATMs, and lending offices in New Hampshire and Massachusetts. For the past two years, Camden National Bank was named "Customer Experience Leader in U.S. Retail Banking" by Greenwich Associates, and in 2019, it was the only New England based organization included in Sandler O'Neill's "Bank and Thrift Sm-All Star" list of high-performing financial institutions. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for ten years. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.